UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K/A -- No. 2

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



         Date of Report (Date of Earliest Event Reported) August 5, 1996





                       CHANTAL PHARMACEUTICAL CORPORATION
             (Exact name of registrant as specified in its charter)


     Delaware                       0-13304              22-2276346

(State or other jurisdiction of    (Commission         (I.R.S. Employer
incorporation or organization)      File Number)       Identification No.)

     12121 Wilshire Boulevard, Los Angeles, California           90025
          (Address of prinicpal executive offices)          (Zip Code)

Registrant's telephone number, including area code: (310) 207-1950





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Item 4.   Changes in Registrant's Certifying Accountant

On August 5, 1996, Coopers & Lybrand L.L.P. notified the registrant that it was resigning as the registrant's independent accountant with respect to the audit of the Company's June 30, 1996 financial statements. After further discussions with the registrant, Coopers & Lybrand advised the Company that it will not complete its pending separate engagement with respect to the shipments, orders and returns of the Company's distributor, but will release its report on the audit of the June 30, 1995 financial statements of the Company's 90% owned subsidiary, Chantal Skin Care Corporation, upon meeting certain conditions.

In the registrant's first quarter ended September 30, 1995, $10,543,637 of product was shipped to the registrant's distributor and was originally recorded as revenue. The registrant, during the second fiscal quarter ended December 31, 1995, took back a portion of the products previously shipped to the distributor to redo uniform product code labeling, and reshipped. In consideration and accommodation to the registrant's distributor for the redoing of uniform product code labeling, the distributor's payment terms for subject products was extended. Coopers & Lybrand advised the registrant that according to generally accepted accounting principles these events made it necessary to offset the original shipment as if products were returned in the first quarter. The registrant announced that it would, and is in the process of, restating the financial statements as of and for the three months ended September 30, 1995 to reflect this accounting treatment. The registrant advised Coopers & Lybrand that it disagreed with the accounting treatment recommended by Coopers & Lybrand.

In addition, the registrant, in February 1996, sought the advice of Coopers & Lybrand as to whether its then existing revenue recognition policy was in compliance with generally accepted accounting principles, with respect to
recognizing second  quarter auto  ship sales  to  its distributor.   To  date,
Coopers & Lybrand have not yet completed the procedures they require in order to render such advice. However, the NASDAQ Stock Market Inc., on May 14, 1996 advised the registrant that if its Quarterly Reports on Form 10-Q for the quarters ended December 31, 1995 and March 31, 1996 were not filed with the Securities and Exchange Commission and NASDAQ prior to May 20, 1996, the registrant's common stock would be delisted from the NASDAQ's Small-Cap Market. Coopers & Lybrand, recognizing that its view could be different upon completion of the aforementioned procedures, then advised the registrant to adopt a cash basis revenue recognition policy with respect to products subject to auto ship distribution for the purposes of filing the reports on Form 10-Q, which advice the registrant followed under the circumstances in order to avoid such NASDAQ delisting. The registrant completed the financial statements and filed the aforementioned reports on Form 10-Q. No final advice has been rendered to date on the autoship accounting issue by Coopers & Lybrand. As the registrant sought the advice of Coopers & Lybrand at the outset of the autoship accounting treatment question having arisen, and as the registrant followed, and would have followed the advice it received from Coopers & Lybrand, the registrant does not deem the discussions with Coopers & Lybrand on the autoship subject as a "disagreement"; Coopers & Lybrand has informed the registrant that it does consider these discussions as a "disagreement" within the Form 8-K requirements.

With respect to the issues referred to above, the officers and directors discussed the subject matter of each of the accounting issues with Coopers & Lybrand. In addition, the registrant has authorized Coopers & Lybrand to respond fully to the inquiries of the accounting firm to be engaged to report on the financial statements of the registrant for the fiscal year ended June 30, 1996.

The report of Coopers & Lybrand on the registrant's financial statement as of and for the year ended June 30, 1994 contains an explanatory paragraph with respect to the registrant's ability to continue as a going

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concern.  No such explanatory paragraph was included in the report on the June
30, 1995 financial statements. Except for the foregoing, Coopers & Lybrand's report on the financial statements for each of the past two years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

Item 7.   Financial Statement, Proforma Financial Information and Exhibits.
          ----------------------------------------------------------------

(c) The following Exhibit is filed with this report on Form 8-K:

        16.   Letter from Coopers & Lybrand L.L.P. - dated August 13, 1996.

        16.1  Letter from Coopers & Lybrand L.L.P. - to be filed by amendment.




                                  SIGNATURES
                                  ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                         CHANTAL PHARMACEUTICAL CORPORATION
                         ----------------------------------
                                        (Registrant)



                         By /s/CHANTAL BURNISON
                            ---------------------------------------
                                    Chantal Burnison
                               Chairman and Chief Executive Officer

Dated: September 9, 1996